UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2010

ABAKAN INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52784 (Commission File Number)	98-0507522 (IRS Employer Identification No.)

2829 Bird Avenue, Suite 12, Miami, Florida  33133

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (786) 206-5368

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)        Effective August 20, 2010, the board of directors of Abakan Inc. (the “Corporation”) accepted the resignation of David Greenbaum as chief financial officer, principal accounting officer and director.

(c)        Effective August 20, 2010, the board of directors of the Corporation appointed Costas Takkas as chief financial officer and principal accounting officer.

Mr. Takkas, a practicing Chartered Accountant, brings to the Corporation over 25 years of financial experience and expertise. He has acted as a director and officer of numerous development-stage public companies involved with projects in the technology, mining, construction, gaming, drug development and medical equipment industries. Mr. Takkas currently serves as a director of Sonnen Corporation, a development stage public company involved in research and development into alternative fuel cells and related technologies.

Mr. Takkas is a member of the Institute of Chartered Accountants in England & Wales (ACA) and graduated with a B.Sc. (Honors) in Physics and an Associate Royal College of Science (ARCS) from the Imperial College of Science and Technology, University of London, in 1978.

Mr. Takkas has entered into an employment agreement with the Corporation in connection with his appointments as chief financial officer and principal accounting officer. The employment agreement provides for a two year term, compensation of $96,000 per annum, and 200,000 stock options exercisable at $0.65.

Mr. Takkas has not entered into any other agreements, arrangements or understandings with the Corporation or any other persons in connection with his appointment as chief financial officer and principal accounting officer.

Mr. Takkas is not related to any members of the Corporation’s board of directors.

(d)        Effective August 20, 2010, the Corporation’s board of directors appointed Andy Sherman to serve as a director.

Mr. Sherman has been in the nano engineered coatings field for 25 years and has built a number of businesses as a serial entrepreneur. He serves as CEO for MesoCoat, Inc. (“MesoCoat”), an Ohio based advanced nanocomposite ceramic-metallic (cermet) coatings company, and CEO of Powdermet Inc. (“Powdermet”), a company which he founded in 1996 to develop nanocomposite materials and manufacturing technologies. Prior to founding Powdermet, Mr. Sherman was Chief Metallurgist and New Business Development Manager for Ultramet, Inc., a leading Chemical Vapor Deposition (CVD) company, in Pacoima, California, where his technical and business developments resulted in a 10-fold growth in company revenues and the creation of three spinouts (including a $100M plus exit). Mr. Sherman’s developments have been the basis for the formation of eight successful companies to date.

Mr. Sherman was appointed to the United States Department of Energy’s Hydrogen Safety Panel and has served on the review panel since 2006.  Panel duties include interfacing with codes and standards, accident investigations, site reviews, H2 (hydrogen) project reviews, and H2 information and training, education, and best practices development.

Mr. Sherman received an M.Sc. and B.Sc. in Ceramic Engineering and a B.Sc. in Chemical Engineering from Ohio State University. He has also authored more than 95 papers and presentations on ceramics, metallurgy and composite powder coatings and was recognized with the 2000 R&D 100 award for his patented nano powder production and is a 2009 Ernst and Young entrepreneur of the year finalist.

The Corporation has not at this time determined if Mr. Sherman will serve on any standing committee.

The Corporation entered into an investment agreement dated December 11, 2009 with MesoCoat and Powdermet, its majority shareholder, for the purpose of acquiring an immediate equity interest in MesoCoat and the right to acquire up to seventy five percent (75%) of MesoCoat with subsequent investment. Coincident with the investment agreement the Corporation granted Mr. Sherman options to purchase 1,000,000 shares of the Corporation’s common stock at an exercise price of $0.60 per share for a period of ten years from the date of grant. Mr. Sherman has an employment agreement with each of Powdermet and MesoCoat.

Mr. Sherman has not entered into any other agreement, arrangement or understanding with the Corporation or any other persons in connection with his appointment to the Corporation’s board of directors.

Mr. Sherman is not related to any members of the Corporation’s board of directors.

ITEM 9.01     Financial Statements and Exhibits

(d)        The following exhibit is filed herewith:

Exhibit No.      Description

10(i) Employment agreement dated August 20, 2010, between the Corporation and Mr. Takkas.

10(ii)                Investment Agreement dated December 9, 2010, between the Corporation, MesoCoat and Powdermet (incorporated hereto by reference to the Form 8-K filed with the Commission on December 17, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            Abakan Inc.                                                                                        Date

By: /s/ Robert Miller                                                                            August 26, 2010

Name: Robert Miller

Title: Chief Executive Officer